                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT



                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported): October 15, 2002
                                                        ------------------



                          The Williams Companies, Inc.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)



          Delaware                 1-4174              73-0569878
       ---------------          ------------       -------------------
       (State or other          (Commission         (I.R.S. Employer
       jurisdiction of          File Number)       Identification No.)
       incorporation)



       One Williams Center, Tulsa, Oklahoma              74172
     ----------------------------------------          ----------
     (Address of principal executive offices)          (Zip Code)



        Registrant's telephone number, including area code: 918/573-2000
                                                            ------------



                                 Not Applicable
          -------------------------------------------------------------
          (Former name or former address, if changed since last report)

Item 5.    Other Events.
           ------------

           On October 15, 2002, Williams Communications Group, Inc. ("WCG") consummated its Chapter 11 Plan of Reorganization (the "Plan"). The Plan was confirmed by the United States Bankruptcy Court for the Southern District of New York (the "Court") on September 30, 2002.

           The Plan includes (1) mutual releases, effective October 15, 2002, between WCG (and all of its affiliates and each of their present and former directors, officers, employees and agents), the Official Creditors Committee and The Williams Companies, Inc. ("Williams") (and all of its affiliates and each of their present and former directors, officers, employees and agents), which forever bar causes of action against Williams that are based in whole or in part on any act, omission, event, condition or thing in existence or that occurred in whole or in part prior to October 15, 2002, and arising out of or relating in any way to WCG or its present or former assets; (2) a channeling injunction, effective October 15, 2002, which enjoins the holders of unsecured claims against WCG from taking any action to assert, seek or obtain a recovery from Williams; (3) the sale of certain of Williams' claims against WCG to Leucadia National Corporation ("Leucadia") for $180 million; and (4) the sale by Williams to WCG of the Williams Technology Center and certain related assets for (a) a seven and one-half year promissory note in the principal amount of $100 million with interest at 7 percent (the "Long Term Note") secured by a mortgage on the Williams Technology Center and certain other collateral, and (b) a four year promissory note (which may be pre-paid without penalty) with a face amount of $74,360,295.30 and an original principal amount of $44.8 million (the "Short Term Note") secured by a mortgage on the Williams Technology Center and certain other collateral. Interest on the principal amount of the Short Term Note is capitalized on December 31 of each year (beginning in 2003) and accrues at the following rates: 10 percent interest from October 15, 2002 to December 31, 2003; 12 percent interest from January 1, 2004 to December 31, 2004; 14 percent interest from January 1, 2005 to December 31, 2005; and 16 percent interest from January 1, 2006 to December 29, 2006.

           Pursuant to the Plan and the Court's order confirming the Plan, certain components of the Plan (including the following) were placed into escrow pending the issuance of certain permanent licenses to WilTel Communications Group, Inc., formerly WCG ("WilTel"), by the Federal Communication Commission ("FCC"): (1) a cash collateralized letter of credit that expires on March 14, 2003 in the amount of $181 million issued by Fleet National Bank for the account of Leucadia in respect of Leucadia's obligation to pay for the claims it purchased from Williams; and (2) documents related to the sale of the Williams Technology Center and certain related assets including the Short Term Note and the Long Term Note. The escrowed items will be released upon the issuance of specified permanent licenses from the FCC provided that no objections are filed by any third party. If the FCC has not granted the permanent licenses by February 28, 2003, or if objections are pending (which have not been resolved to Leucadia's reasonable satisfaction), the escrow unwinds. In the event the escrow unwinds, then (i) the letter of credit will either expire by its terms on March 14, 2003, or will be returned to Leucadia, and (ii) 11,775,000 common shares of WilTel will be returned by Leucadia to the escrow agent for distribution to Williams in accordance with the terms of the escrow agreement. Should that distribution to Williams occur, it is anticipated that Williams would hold approximately 30 percent of the outstanding common stock of WilTel and the right to designate two board seats on WilTel's board of directors. During the escrow period, WilTel will continue to pay Williams monthly lease payments in accordance with the September 2001 sale-leaseback transaction with respect to the Williams Technology Center and certain related assets. When the escrowed items are released, Williams will credit WilTel by reducing the Long Term Note by the difference between the sale-leaseback payment and the note payments. In the event the escrow unwinds, the sale-leaseback transaction will continue unaffected.

           Pursuant to the requirements of the Securities Exchange Act of 1934, Williams has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            THE WILLIAMS COMPANIES, INC.


Date: October 24, 2002                               /s/ Suzanne H. Costin
                                            ------------------------------------
                                            Name:    Suzanne H. Costin
                                            Title:   Corporate Secretary